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                          DAUPHIN DEPOSIT CORPORATION
                                                                    EXHIBIT (21)

Subsidiaries

  The Registrant has seven direct wholly-owned subsidiaries: Dauphin Deposit Bank and Trust Company; Dauphin Life Insurance Company; Dauphin Investment Company; Financial Realty, Inc.; Hopper Soliday & Co., Inc.; Farmers Mortgage Company and FARMCO Realty, Inc.

  Dauphin Deposit Bank and Trust Company, a bank and trust company chartered under the Pennsylvania Banking Code of 1965, as amended, is engaged in the commercial and retail banking and trust business.

  Dauphin Life Insurance Company, incorporated under the laws of Arizona, reinsures credit life, health and accident insurance directly related to extensions of credit by the Bank.

  Dauphin Investment Company, incorporated under the laws of Delaware, is engaged in investment of securities and the maintenance of said investments for its own account.

  Financial Realty, Inc., incorporated under the laws of Delaware, is engaged in the leasing of certain bank buildings to Dauphin Bank.

  Hopper Soliday & Co., Inc., incorporated under the laws of Delaware, is engaged in municipal finance, institutional sales, financial advisory and other general securities businesses permitted for bank holding companies and their non-bank subsidiaries.

  Farmers Mortgage Company, incorporated under the laws of Pennsylvania is a mortgage banking corporation acquired through the merger of FB&T Corporation on July 1, 1992. Following Dauphin Bank's acquisition of Eastern Mortgage Services, Inc. on July 1, 1994, Farmers Mortgage Corporation has been inactive.

  FARMCO Realty, Inc., incorporated under the laws of Pennsylvania, is a real estate holding company which holds property leased to Dauphin Bank for its branch office locations.

  In addition to the above, Dauphin Bank has three subsidiaries, Financial Land Corporation and Financial Mineral Corporation, both of which were incorporated under the laws of Pennsylvania for the purpose of holding assets acquired in loan liquidations and Eastern Mortgage Services, Inc., a Pennsylvania mortgage banking corporation acquired on July 1, 1994.

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